Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Birks & Mayors Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-139613 and 333-133561) on Form S-8 of our report dated June 25, 2009, with respect to the consolidated balance sheets of Birks & Mayors Inc. and subsidiaries as of March 28, 2009 and March 29, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended March 28, 2009, March 29, 2008 and March 31, 2007, which appears in the March 28, 2009 Annual Report on Form 20-F of Birks & Mayors Inc.

/s/ KPMG LLP

Chartered Accountants
Montreal, Canada
July 6, 2009